Results of Shareholder Meeting (Unaudited)
At the special meeting of shareholders of MFS New Discovery Series, which was held on November 1, 2001, the following actions were taken:
Item 1. To elect a Board of Trustees.
Number of Shares
Nominee                               For            Withhold Authority
Jeffrey L. Shames                   16,433,877.120    344,508.692
John W. Ballen                      16,434,639.525    343,746.287
Lawrence H. Cohn, M.D.              16,428,021.326    350,364.486
The Hon. Sir J. David Gibbons, KBE  16,406,909.221    371,476.591
William R. Gutow                    16,422,970.637    355,415.175
J. Atwood Ives                      16,429,098.287    349,287.525
Abby M. O'Neill                     16,419,638.214    358,747.598
Lawrence T. Perera                  16,428,508.584    349,877.228
William J. Poorvu                   16,426,718.367    351,667.445
Arnold D. Scott                     16,423,607.414    354,778.398
J. Dale Sherratt                    16,427,471.060    350,914.752
Elaine R. Smith                     16,421,447.372    356,938.440
Ward Smith                          16,413,151.237    356,234.575
Item 2. To authorize the Trustees to adopt an Amended and Restated Declaration of Trust.
Number of Shares
For 15,792,407.577
Against 374,324.022
Abstain 611,654.213
Item 3. To amend, remove, or add certain fundamental investment policies. Number of Shares
For 15,782,989.793
Against 318,203.418
Abstain 677,192.601
Item 4. To approve of a new investment advisory agreement with Massachusetts Financial Services Company.
Number of Shares
For 15,817,007.722
Against 345,447.012
Abstain 615,931.078
Item 5. To ratify of the election of Deloitte & Touche, LLP as the independent public accountants to be employed by the trust for the fiscal year ending December 31, 2001.
Number of Shares
For 16,159,489.283
Against 141,515.779
Abstain 477,380.750